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Exhibit 10.1


                         AGREEMENT AND PLAN OF EXCHANGE


AGREEMENT AND PLAN OF EXCHANGE dated as of May 5, 2009 (the "Agreement") by and among Consorteum Holdings, Inc., Inc., ("CHI"), a Nevada corporation, having an office at 131 Court Street, #11, Exeter, New Hampshire 03833 and Consorteum, Inc. ("Consorteum"), an Ontario corporation, having its principal place of business at 12-351 Steelcase Road West, Markham, Ontario Canada L3R 4H9 and the stockholder(s) of Consorteum listed on Schedule A hereto (the "Consorteum Stockholders").

                                    RECITALS:

         1. CHI currently has twenty-nine million eight hundred sixty thousand (29,860,000) shares of its common stock, par value $.001 per share ("Common Stock"), issued and outstanding. The issued and outstanding shares of CHI will, just prior to the closing of the exchange transaction described herein, consist of six million eight hundred sixty thousand (6,860,000) shares of CHI Common Stock (the "CHI Common Stock"), as a result of the return for cancellation of certain shares described in Recital 3 below.

         2. Consorteum is an Ontario corporation and currently has issued and outstanding thirty nine million nine hundred ninety nine thousand seven hundred fifty (39,999,750) shares of its common stock (the "Consorteum Shares"). All of the issued and outstanding Consorteum Shares are owned beneficially and of record by the Consorteum Stockholders. Consorteum is a systems integrator company in the financial services industry providing coordinated payment processing, credit and debit card processing and other electronic payment options to pre-selected target groups ranging from designated government welfare groups to members of golf clubs. Currently, Consorteum has operations in Canada.

          3. At the closing of the Exchange Transaction (as hereinafter defined), Richard C. Fox ("Fox") will deliver to CHI for cancellation twenty three million (23,000,000) shares of CHI's Common Stock owned of record by Fox (the "Fox Shares") in exchange for the return of CHI property enumerated in this Agreement; provided, however, that the cancellation of the Fox Shares is subject to the closing of all of the transactions described in this Agreement.

         4. The Board of Directors of CHI has authorized and implemented an amendment to the CHI articles of incorporation pursuant to which its name was changed from Implex Corporation to CHI (the "Name Change") in anticipation of the closing of the Exchange Agreement.

         5. CHI desires to exchange with the Consorteum Stockholders a total of thirty nine million nine hundred ninety nine thousand seven hundred fifty (39,999,750) shares of its common stock (the "Consorteum CHI Shares") for all of the Consorteum Shares (the "Exchange Transaction"), such that at the conclusion of the Exchange Transaction, Consorteum will be a wholly owned subsidiary of CHI.
         6. At the conclusion of the above referenced transactions and issuances, CHI shall have a total of forty six million eight hundred fifty nine thousand seven hundred fifty (46,859,750) shares of Common Stock issued and outstanding, consisting of (i) 39,999,750 shares owned by the former Consorteum Stockholders, and (ii) 6,860,000 shares owned by other stockholders of CHI, and
(iii) 4,140,000 cashless warrants to purchase shares of its Common Stock.

         7. CHI and Consorteum shall cooperate with each other in making all filings and furnishing all information as may be required to conform to the laws, rules and regulations of the federal, state and provincial governments of the United States and Canada including without limitation their respective securities laws.

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


                                    ARTICLE I

                            THE EXCHANGE TRANSACTION


         Section 1.1 THE CLOSING OF THE EXCHANGE TRANSACTION. Subject to the provisions of this Agreement, the Exchange Transaction will occur within five
(5) business days after the satisfaction or waiver of the last to be fulfilled of the conditions set forth in this Article I and in Article III that by their terms are to occur prior to the closing of the Exchange Transaction, but in all events within thirty (30) days from the execution and delivery of this Agreement (the "Closing Date"), at the offices of Sol V. Slotnik, P.C., 11 East 44th Street-17th Floor, New York, NY 10017 unless another time, date or place is agreed to in writing by the parties hereto (the "Closing"). Any party to this Agreement, including such party's representative may participate in the Closing by telephone.


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         Section 1.2 THE EVENTS AT THE CLOSING. At the Closing, all events shall be deemed to occur simultaneously and no event shall be deemed completed until all the events described below have been completed. All parties to this Agreement acknowledge that certain numbers of shares and amounts may differ incrementally from the numbers and amounts described below. Any numerical discrepancies will be adjusted by the parties between the execution date of this Agreement and the Closing; PROVIDED, HOWEVER, THAT all parties agree that at the conclusion of the events described below at the Closing and subsequent to the
Closing: (1) the Consorteum Stockholders shall own 39,999,750 shares of CHI Common Stock, (2) the current stockholders of CHI shall own 6,860,000 shares of CHI Common Stock, (3) there shall be issued and outstanding warrants to purchase 4,140,000 shares of CHI Common Stock, and (4) CHI shall own 100% of all of the issued and outstanding shares of common stock of Consorteum.

         (a) PRIOR TO THE CLOSING:

         Each of the designated parties shall have performed the actions described below:

                  (i) Consorteum shall have paid CHI via deposit to an account under the supervision of Fox Law Offices, P.A. ("Fox P.A.) the sum of U.S. One Hundred Thousand Dollars (USD $100,000 and hereinafter the "Payment") to be applied towards the payment of some, but not all, of the outstanding obligations and liabilities of CHI, whether actual, accrued, contingent or otherwise, and regardless of the source thereof; PROVIDED, HOWEVER, that Consorteum and the Consorteum Stockholders acknowledge that CHI will have obligations remaining post-Closing in amounts in excess of the Payment.

                  (ii) CHI shall have furnished Consorteum with a certified list of the names and addresses of all stockholders and the number of shares owned by each and whether said shares are restricted or free-trading.

                  (iii) CHI shall be in good standing in the State of Nevada.

                  (iv) CHI shall be current in its reporting obligations under the Securities Exchange Act of 1934 as amended (the "Exchange Act") and shall be listed for quoting on the Over the Counter Bulletin Board ("OTCBB").

                  (v) CHI shall have satisfied the due diligence requests of Consorteum, PROVIDED, HOWEVER, THAT all costs and expenses of said due diligence shall be the responsibility of Consorteum.

                  (vi) The current directors of CHI shall vote in favor of the transactions described in this Agreement in accordance with the requirements of the Exchange Act and the Nevada Private Corporations Law ("NPCL").

                  (vii) CHI shall have effected the Name Change, the receipt of a new CUSIP Number, the approval of Financial Industry Regulatory Authority ("FINRA") to the Name Change, and, where required, other regulatory approvals, and delivered documentation reasonably acceptable to Consorteum demonstrating that these events have occurred.

                  (viii) Consorteum shall have delivered a copy of the written certifications and powers of attorney for the transactions described in this Agreement, the forms of which are attached hereto as Exhibit B, duly and properly executed by all of the Consorteum Stockholders.

                  (ix) Consorteum shall have delivered a Form 8-K ready for filing under the Exchange Act containing the information, exhibits and financial statements required to describe the transactions in this Agreement.

         (b) AT THE CLOSING:

         All the conditions to Closing enumerated above shall have been satisfied or waived by the party or parties entitled to the benefit thereof.

         CHI shall be listed for trading on the OTCBB, shall not be the subject of, or threatened by, any regulatory or other disciplinary proceeding, and shall be current in its reporting obligations as a reporting company under the Exchange Act, with the exception of the filing on Form 8-K for the Exchange Transaction.

                  (1) CONSORTEUM AND THE CONSORTEUM STOCKHOLDERS SHALL DELIVER TO CHI OR ITS REPRESENTATIVES:

                           (i) The Consorteum Stockholders shall deliver stock
                  certificates for 39,999,750 shares of Consorteum Common Stock, representing all of the Consorteum Shares, to CHI. At the time of assignment, the Consorteum Stockholders shall own their respective Consorteum Shares of record and beneficially, free and clear of all claims, liens, litigations, encumbrances, taxes, pledges or other clouds on title of any kind (together "Claims"). The Consorteum Stockholders shall deliver a certificate to that effect under penalty of perjury at the Closing.

                           (ii) Certified copies of resolutions of Consorteum's
                  Board of Directors and of the Consorteum Stockholders authorizing and approving the transactions described in this Agreement.

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                           (iii) Certificate of good standing for Consorteum
                  from the Province of Ontario.

         (2) CHI SHALL DELIVER TO CONSORTEUM AND THE CONSORTEUM STOCKHOLDERS:

                  (i) Certificates for 39,999,750 shares of CHI Common Stock representing the shares to be issued to the Consorteum Stockholders in the amounts set forth opposite their respective names on Schedule A hereto. All of the Consorteum Shares shall be restricted and bear a legend restricting transfer except in conformity with the United States securities laws.

                  (ii) Certified copies of resolutions of CHI's Board of Directors authorizing and approving the transactions described in this Agreement.

                  (iii) Certificate of good standing for CHI from the State of Nevada. (iv) The resignations of the current directors of CHI after they appoint certain directors designated by Consorteum to the board of CHI.

                  (v) The resignations of the current officers of CHI.

                                   ARTICLE II

                       REPRESENTATIONS AND WARRANTIES OF CHI

         Section 2.1 REPRESENTATIONS AND WARRANTIES OF CHI. CHI represents and warrants to Consorteum and the Consorteum Stockholders as follows, and to the extent there are any exceptions to the representations and warranties set forth below, CHI will note them in the CHI Disclosure Schedule attached to this
Agreement:

         Section 2.1.1 ORGANIZATION, STANDING AND POWER. CHI is a corporation duly organized and validly existing and in good standing under the laws of the State of Nevada, has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which a failure to so qualify would have a material adverse effect on the business of CHI. CHI has delivered or made available to Consorteum complete and correct copies of the certificate of incorporation, bylaws, and/or other primary charter and organizational documents ("Charter Documents") of CHI, in each case, as amended to the date hereof. To the extent available, the minute books and stock records of CHI will have been provided, or copies made available to Consortium (at Consorteum's cost and expense) in their entirety and contain correct and complete records of all material proceedings and actions taken at all meetings of, or effected by written consent of, the shareholders of CHI and its Board of Directors, and all original issuances, subsequent transfers, repurchases, and cancellations of CHI Common Stock and all other forms of CHI equity or debt securities.

         Section 2.1.1A SUBSIDIARIES; INVESTMENTS. CHI does not currently own capital stock or any other form of equity in any corporation or other entity regardless of its form.

         Section 2.1.2 CAPITAL STRUCTURE.

         (a) The authorized capital stock of CHI consists of (i) 100,000,000 shares of CHI Common Stock, $0.001 par value, ("CHI Common Shares"), of which 29,860,000 shares of CHI common stock issued and outstanding, (ii) 10,000,000 shares of preferred stock, $.001 par value per share, of which no shares of preferred stock are issued and outstanding, and (iii) 4,140,000 cashless warrants issued and outstanding.

         (b) All outstanding CHI Shares are validly issued, fully paid, nonassessable and not subject to any preemptive rights, or to any agreement to which CHI is a party or by which CHI may be bound. There are no options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, arrangements or rights of any character to which CHI is a party or by which CHI may be bound (i) obligating CHI to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of CHI except for 4,140,000 warrants issued to Fox Law Offices, P.A., its counsel, and five other stockholders of CHI, or (ii) obligating CHI to grant, extend or enter into any such option, warrant, call, conversion right, conversion payment, commitment, agreement, contract, understanding, restriction, arrangement or right, or (iii) obligating CHI to issue any other form of debt or equity security,. CHI does not have outstanding any bonds, debentures, notes or other indebtedness the holders of which (i) have the right to vote (or convertible or exercisable into securities having the right to vote) with holders of CHI Shares on any matter ("CHI Voting Debt") or (ii) are or will become entitled to receive any payment as a result of the execution of this Agreement or the completion of the transactions contemplated hereby.

         (c) All of the issued and outstanding CHI Shares have been sold or granted in full compliance with all applicable federal and state securities laws, and CHI has made all applicable federal and state securities laws filings required in connection with all such sales in a timely and complete manner.

         Section 2.1.3 AUTHORITY. The execution, delivery, and performance of this Agreement by CHI and the transactions contemplated hereby have been duly authorized by all necessary action of the Board of Directors of CHI.

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

         Section 2.1.4 COMPLIANCE WITH LAWS AND OTHER INSTRUMENTS. CHI holds, and at all times has held, all licenses, permits, and authorizations from all Governmental Entities, (as defined below) necessary for the lawful conduct of its business pursuant to all applicable statutes, laws, ordinances, rules, and regulations of all such authorities having jurisdiction over it or any part of its operations. There are no violations or claimed violations known by CHI of any such license, permit, or authorization or any such statute, law, ordinance, rule or regulation. Neither the execution and delivery of this Agreement by CHI nor the performance by CHI of its obligations under this Agreement will, in any material respect, violate any provision of laws or will conflict with, result in the material breach of any of the terms or conditions of, constitute a material default under, permit any party to accelerate any right under, renegotiate, or terminate, require consent, approval, or waiver by any party under, or result in the creation of any lien, charge, encumbrance, or restriction upon any of the properties or assets of CHI pursuant to, any of the Charter Documents or any agreement (including, without limitation, government contracts), promissory notes, indenture, mortgage, franchise, license, permit, lease or other instrument of any kind to which CHI is a party or by which CHI or any of its assets is bound or affected. No consent, approval, order or authorization of or registration, declaration or filing with or exemption by or notice to (collectively "Consents"), any court, administrative agency, commission or other governmental authority or instrumentality, whether domestic or foreign (each a "Governmental Entity") or other third-party is required by or with respect to CHI in connection with the execution and delivery of this Agreement by CHI or the consummation by CHI of the transactions contemplated hereby, except for (i) the approval of the Board of Directors to the Name Change which has already been obtained, the share issuances contemplated by this Agreement, and the filing of the appropriate documents with the Secretary of State of the State of Nevada, FINRA, and other regulatory authorities, and (ii) except for such other Consents, which if not obtained or made would not affect CHI's ability to close the Transaction.

         Section 2.1.5 FINANCIAL STATEMENTS. CHI has delivered audited financial statements dated as of December 31, 2008 to Consorteum that shows, and CHI represents and warrants that, there are no balance sheet or off-balance sheet liabilities, claims or obligations of any nature, whether accrued, absolute, contingent, anticipated, or otherwise, whether due or to become due, of CHI, except as reflected on the financial statements or on the Disclosure Schedule.

         Section 2.1.6 TAXES. (a) For the purposes of this Agreement, the terms "tax" and "taxes" shall include all federal, state, local and foreign taxes, assessments, duties, tariffs, registration fees, and other governmental charges including without limitation all income, franchise, property, production, sales, use, payroll, license, windfall profits, severance, withholding, excise, gross receipts, amounts collected by CHI as taxes and other taxes, as well as any interest, additions or penalties relating thereto and any interest in respect of such additions or penalties.

                  (b) CHI has not yet obtained a taxpayer ID Number and has not filed any tax returns with any federal, state or local authorities. CHI represents that no taxes are due to any such authority inasmuch as CHI has not earned any revenues fro its activities and has operated at a loss from inception to date.

         Section 2.1.7 LEASES IN EFFECT; REAL PROPERTY. CHI does not any real property and is not a party to any commercial or other form of space lease.

         Section 2.1.8 PERSONAL PROPERTY. CHI owns its personal property free and clear of all liens, taxes, charges, encumbrances and claims of any kind.

         Section 2.1.9 LITIGATION AND OTHER PROCEEDINGS. Except as set forth on the Disclosure Schedule, neither CHI nor any of its officers, directors, or employees is a party to any pending or threatened action, suit, labor dispute, proceeding, investigation, discrimination claim in or by (i) any court or governmental board, commission, agency, department, or officer, or (ii) any arbitrator, or (iii) any third party claims, arising from the actions or omissions of CHI or, in the case of an individual, from acts in his or her capacity as an officer, director, or employee of CHI. Except as set forth on the Disclosure Schedule, CHI is not subject to any order, writ, judgment, decree, or injunction.

         Section 2.1.10 N0 DEFAULTS. CHI is not, nor has CHI received notice that it would be with the passage of time, in default or violation of any term, condition or provision of (i) the Charter Documents of CHI; (ii) any judgment, decree or order applicable to CHI; or (iii) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument to which CHI is now a party or by which it or any of its properties or assets may be bound.

         Section 2.1.11 MAJOR CONTRACTS. Except as set forth on the CHI Disclosure Schedule, CHI is not a party to or subject to any contract or arrangement that will not be satisfied in its entirety or terminated prior to or at the closing of the Exchange Transaction without any remaining liability by CHI to any other party.

         Section 2.1.12 INSURANCE. CHI has such insurance coverage as it deems reasonably necessary in connection with the business it currently operates.

         Section 2.1.13 EMPLOYEES/ CONSULTANTS. CHI does not have any written or oral contract of employment or consulting with anyone, except for a written employment agreement with Fox which is currently in suspense pending the conclusion of a transaction between CHI and another company. CHI does not have any employees. Except as set forth on the Disclosure Schedule, there are no claims pending, or threatened to be brought, in any court or administrative agency by any former CHI employee or consultant. Except as set forth on the Disclosure Schedule, CHI has paid in full all salaries, benefits, bonuses, commissions or other forms of compensation for any employees, consultants or agents of CHI.


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         Section 2.1.14 EMPLOYEE BENEFIT PLANS. CHI has not sponsored, maintained or supported, or otherwise been a party to, any employee benefit plans, including, without limitation, any "employee pension benefit plan" or "employee welfare benefit plan", as such terms are defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended.

         Section 2.1.15 BROKERS AND FINDERS. CHI has not retained any broker, finder, or investment banker in connection with this Agreement or any of the transactions contemplated by this Agreement, nor (ii) does or will CHI owe any fee or other amount to any broker, finder, or investment banker in connection with this Agreement or the transactions contemplated by this Agreement.

         Section 2.1.16 DISCLOSURE. Neither the representations or warranties made by CHI, or any other certificate executed and delivered by CHI pursuant to this Agreement, when taken together, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

         Section 2.1.17 OTCBB/EXCHANGE ACT REPORTING. CHI is currently listed for trading on the OTCBB and has not received notice of any kind, written or oral, that its ability to remain on the OTCBB is the subject of any regulatory or other proceeding or investigation of any kind by anyone including without limitation, the SEC and FINRA. CHI is a "reporting company" within the meaning of the Rules and Regulations of the Exchange Act, and, except as set forth on the Disclosure Schedule, is current in all its reporting obligations under the Exchange Act.

         2.2 REPRESENTATIONS AND WARRANTIES OF CONSORTEUM AND THE CONSORTEUM STOCKHOLDER. Consorteum and the Consorteum Stockholders represent and warrant to CHI as followS:

         Section 2.2.1 ORGANIZATION, STANDING AND POWER. Consorteum is a corporation duly organized and validly existing under the laws of the Province of Ontario, and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which a failure to so qualify would have a material adverse effect on the business of Consorteum. Consorteum has delivered or made available to CHI complete and correct copies of the certificate of incorporation, bylaws, and/or other primary charter and organizational documents ("Charter Documents") of Consorteum, in each case, as amended to the date hereof.

         Section 2.2.1A SUBSIDIARIES; INVESTMENTS. Consorteum has not made any investments in and does not own any capital stock or any other form of equity in any corporation or other entity regardless of its organizational form, except as shown on the financial statements of Consorteum.

         Section 2.2.2 AUTHORITY. Each of Consorteum and the Consorteum Stockholders has duly and validly executed and delivered this Agreement, and this Agreement constitutes the valid, binding, and enforceable obligation of each of Consorteum and the Consorteum Stockholders in accordance with its terms. Each of the Consorteum Stockholders has full power and authority to execute and deliver this Agreement and to perform his, her or its obligations hereunder. Consorteum and each of the Consorteum Stockholders need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. Each of the Consorteum Stockholders holds of record and owns beneficially all of the Consorteum Shares shown opposite his, her or its name on Schedule A hereto, free and clear of any restrictions on transfer under the laws of the Province of Ontario or the laws of Canada, the United States or any other jurisdiction in which said Stockholder is domiciled, including any taxes, security interests, pledges, encumbrances, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands of any kind (together "Claims"). Each Consorteum Stockholder is not a party to any option, warrant, and purchase right, or other contract or commitment that could require the Consorteum Stockholder to sell, transfer, or otherwise dispose of any of the Consorteum Shares.

         Section 2.2.2A INVESTMENT. Each of the Consorteum Stockholders: (i) understands that the Consorteum CHI Shares have not been, and will not be, registered under the Securities Act of 1933 as amended (the "Securities Act"), or under any United States state securities laws, or under any securities laws of the Province of Ontario or of Canada, and are being offered and sold in reliance upon United States federal and state exemptions for transactions not involving any public offering, (ii) is acquiring the Consorteum CHI Shares solely for his, her or its own account for investment purposes, and not with a view to the distribution thereof, (iii) is a sophisticated investor with knowledge and experience in business and financial matters, (iv) has received certain information concerning CHI and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Consorteum CHI Shares, and (v) is able to bear the economic risk and lack of liquidity inherent in holding the Consorteum CHI Shares.


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         Section 2.2.3 COMPLIANCE WITH LAWS AND OTHER INSTRUMENTS. The execution and delivery of this Agreement by Consorteum and the Consorteum Stockholders and the performance by Consorteum and the Consorteum Stockholders of their obligations under this Agreement will not violate any provision of law or conflict with, result in the breach of any of the terms and conditions of, constitute a default under, permit any party to accelerate any right under, renegotiate or terminate, require consent, approval, or waiver by any party under, or result in the creation of any lien, charge, or encumbrance upon, any of the properties, assets, or shares of capital stock of Consorteum or the Consorteum Stockholders pursuant to any charter document of Consorteum or any agreement, indenture, mortgage, franchise, license, permit, lease, or other instrument of any kind to which Consorteum or any Consorteum Stockholder is a party or by which Consorteum or any of its assets are bound or affected. No Consent is required from or with respect to Consorteum or any of the Consorteum Stockholders in connection with the execution and delivery of this Agreement by Consorteum and the Consorteum Stockholders or the consummation by Consorteum and the Consorteum Stockholders of the transactions contemplated hereby.

         Section 2.2.4 FINANCIAL STATEMENTS. Consorteum has delivered to CHI its audited financial statements for the fiscal years ended June 30, 2008 and June 30, 2007 together with (if required) unaudited financial statements for the periods ended September 30, 2008 and December 31, 2008 (collectively the "Consorteum Financial Statements"). Consorteum represents and warrants that the Consorteum Financial Statements are true, complete and correct and accurately reflect the financial condition of Consorteum for the periods indicated. Consorteum represents and warrants that, except as set forth on the Consorteum Financial Statements, there are no off-balance sheet liabilities, claims or obligations of any nature, whether accrued, absolute, contingent, anticipated, or otherwise, whether due or to become due, of Consorteum.

         Section 2.2.5 CAPITAL STRUCTURE. The authorized capital stock of Consorteum consists of unlimited number of shares of Consorteum Common Stock, no par value per share ("Consorteum Common Shares"), of which 39,999,750 Common Shares are issued and outstanding. At the date of Closing of this Agreement, all Consorteum Common Shares issued and outstanding, are owned of record and beneficially by the Consorteum Stockholders. The Consorteum Common Shares that are owned by the Consorteum Stockholders have been duly and validly issued, fully paid, nonassessable and are not subject to any preemptive rights. There are no options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, arrangements or rights of any character to which Consorteum is a party or by which Consorteum may be bound obligating Consorteum to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Consorteum, or obligating Consorteum to grant, extend or enter into any such option, warrant, call, conversion right, conversion payment, commitment, agreement, contract, understanding, restriction, arrangement or right. Consorteum does not have outstanding any bonds, debentures, notes or other indebtedness the holders of which (i) have the right to vote (or convertible or exercisable into securities having the right to vote) with holders of Consorteum Common Shares on any matter.

         Section 2.2.6 INTELLECTUAL PROPERTY RIGHTS. Consorteum owns or possesses adequate rights to use all trade secrets, trademarks, service marks, trade names and copyrights (together the "IP") which are necessary to conduct its business as currently conducted, (b) Consorteum does not expect the expiration of any IP would result in a material adverse effect on Consorteum,
(c) Consorteum has not received any notice of, and has no knowledge of, any infringement of or conflict with asserted rights of Consorteum by others with respect to any IP which would result in a material adverse effect on Consorteum, and (d) Consorteum has not received any notice of, and has no knowledge of, any infringement of or conflict with asserted rights of others with respect to any IP which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a material adverse effect on Consorteum. Except as otherwise disclosed in Consorteum's Disclosure Schedule, to the knowledge of Consorteum there is no claim being made against Consorteum regarding the IP of any other person. As used in this Section only, references to the "knowledge" of Consorteum shall mean only the actual knowledge of the officers of Consorteum.

         Section 2.2.7 LITIGATION AND OTHER PROCEEDINGS. Neither Consorteum nor any of its officers, directors, or employees is a party to any pending or, to the knowledge of Consorteum, threatened action, suit, labor dispute (including any union representation proceeding), proceeding, investigation, claim in or by any court or governmental board, commission, agency, department, or officer, or any arbitrator, arising from the actions or omissions of Consorteum or, in the case of an individual, from acts in his or her capacity as an officer, director, or employee of Consorteum which individually or in the aggregate would be materially adverse to Consorteum. Consorteum is not subject to any order, writ, judgment, decree, or injunction of any kind.

         Section 2.2.8 NO DEFAULTS. Consorteum is not, and has not received notice that it would be with the passage of time, in default or violation of any term, condition or provision of (i) the Charter Documents of Consorteum; (ii) any judgment, decree or order applicable to Consorteum; or (iii) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument to which Consorteum is now a party or by which it or any of its properties or assets may be bound, except for defaults and violations which, individually or in the aggregate, would not have a material adverse effect on the business of Consorteum.

         Section 2.2.9 TITLE TO PROPERTIES: LEASEHOLD INTERESTS. Except as set forth on the Consorteum Disclosure Schedule, Consorteum has good and valid title to all properties and assets, real and personal, as may be required to operate its business.

         Section 2.2.10 CONDITION OF TANGIBLE ASSETS. All material items of Consorteum's tangible personal property are in good condition and repair, subject to normal wear and tear, and are usable in the regular and ordinary course of business of Consorteum.

         Section 2.2.11 CONTRACTS AND COMMITMENTS. Except as set forth on the Consorteum Disclosure Schedule, Consorteum is not in default of the performance, observance or fulfillment of any obligations, covenants or conditions of any agreement, contract or other commitment to which it is a party.

         Section 2.2.12 NO BROKER OR FINDER. Except as set forth on the Consorteum Disclosure Schedule, Consorteum has not dealt with or retained any finder or broker whose fees or expenses have been paid by Consorteum or for whose fees or expenses they would be responsible in connection with this Agreement or the transactions contemplated hereby.

         Section 2.2.13 EMPLOYEE BENEFIT PLANS AND ARRANGEMENTS. Consorteum does not have or maintain any employee benefit plans.

         Section 2.2.14 TAX MATTERS. Consorteum has filed or will file on a timely basis (including all extensions) all tax returns which were required to have been filed and such returns are complete and accurate in all respects. Consorteum has paid or provided for all taxes, interest or penalties which have been incurred or are due and payable pursuant to such returns or pursuant to any assessments received by either of them in connection with such returns. No taxing authority has provided Consorteum with any notice of any questions relating to or claims asserted for taxes against Consorteum for which it may be liable. All taxes which Consorteum is required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid over to the proper governmental authorities.

         Section 2.2.15 Disclosure. The representations or warranties made by Consorteum in this Agreement, and in the Consorteum Disclosure Schedule or any other certificate executed and delivered by Consorteum pursuant to this Agreement, when taken together, do not contain any untrue statement of a material fact, or omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

         Section 2.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made by the parties to this Agreement or in any certificate, exhibit, document or instrument furnished hereunder shall survive for one year from the Closing of the transactions contemplated hereby.

                                   ARTICLE III

                              CONDITIONS PRECEDENT

         Section 3.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE EXCHANGE TRANSACTION. The respective obligation of each party to close the Exchange Transaction shall be subject to the satisfaction prior to the Closing Date of the following conditions:

         Section 3.1.1 GOVERNMENTAL FILINGS AND APPROVALS. All Consents legally required for the consummation of the Transaction and the transactions contemplated by this Agreement, including the filing of the Name Change with FINRA, the receipt of a new trading symbol from FINRA, the receipt of a new CUSIP Number from the CUSIP Bureau, and including all filings, consents and approvals under the Exchange Act (with the exception of the Form 8-K), if any, shall have been filed, occurred, or been obtained, other than such Consents, for which the failure to obtain would have no material adverse effect on the consummation of the Exchange Transaction or the other transactions contemplated hereby or on the business of CHI or Consorteum.

         Section 3.1.2 NO RESTRAINTS. No statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any United States, Ontario or Canadian court or other Governmental Entity of competent jurisdiction which enjoins or prohibits the consummation of the Exchange Transaction.

         Section 3.2 CONDITIONS TO OBLIGATIONS OF CONSORTEUM AND THE CONSORTEUM STOCKHOLDERS. The obligations of Consorteum and the Consorteum Stockholders to close the Transaction are subject to the satisfaction of the following conditions unless waived by Consorteum:

         Section 3.2.1 REPRESENTATIONS AND WARRANTIES OF CHI. The representations and warranties of CHI set forth in or required by this Agreement and the CHI Disclosure Schedule shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement. Consorteum shall have received a certificate signed by an officer of CHI, to such effect on the Closing Date.

         Section 3.2.2 CHI AGREEMENTS. Consorteum shall have received documentary evidence satisfactory to Consorteum and its counsel that CHI has complied with all of the conditions listed in section 1.2 of this Agreement.

         Section 3.2.3 RESIGNATION OF CHI EMPLOYEES. As of the Closing, all of the CHI directors, officers, and employees (if any) shall have been terminated or resigned.

         Section 3.2.4 LEGAL ACTION. There shall not be overtly threatened or pending any action, proceeding or other application before any court or Governmental Entity brought by any person or Governmental Entity: (i) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain any damages caused by such transactions which if successful would have a material adverse effect on the viability of such transactions; or (ii) seeking to prohibit or impose any limitations on the ownership of the Consorteum CHI Shares by the Consorteum Stockholders or the operation and control of CHI, or to compel Consorteum to dispose of or hold separate all or any portion of its business or assets as a result of the transactions contemplated by the Agreement which if successful would have a material adverse effect on the viability of such transactions.

         Section 3.2.5 Consents. Consorteum shall have received duly executed copies of all third-party consents, approvals, assignments, waivers, authorizations or other certificates contemplated by this Agreement or the CHI Disclosure Schedule or reasonably deemed necessary by Consorteum's legal counsel to consummate the transactions contemplated hereby in form and substance reasonably satisfactory to Consorteum and said counsel.

         Section 3.2.6 OTCBB AND EXCHANGE ACT. CHI shall continue to be listed for trading on the OTCBB, and shall be current in all its reporting obligations under the Exchange Act except for the post-Closing filings required under this Agreement.

         Section 3.2.7 Cancellation OF FOX SHARES. Fox shall have returned the Fox Shares to CHI for cancellation, and Fox shall have received from CHI the return of his business plan, the concept, the logo and related art work, the web site and such other assets as are allocable to the current business of CHI. Consorteum shall receive evidence reasonably satisfactory to it that this condition has been fulfilled.

         Section 3.3 CONDITIONS OF OBLIGATION OF CHI. The obligation of CHI to effect the Transaction is subject to the satisfaction of the following conditions unless waived by CHI:

         Section 3.3.1 REPRESENTATIONS AND WARRANTIES OF CONSORTEUM AND THE CONSORTEUM STOCKHOLDERS. The representations and warranties of Consorteum and the Consorteum Stockholders set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and CHI shall have received a certificate signed on behalf of Consorteum by an officer of Consorteum, and a certificate signed by the Consorteum Stockholders to such effect.

         Section 3.3.2 PERFORMANCE OF OBLIGATIONS OF CONSORTEUM AND THE CONSORTEUM STOCKHOLDERS. Consorteum and the Consorteum Stockholders shall have performed in all material respects all agreements and covenants required to be performed by them under this Agreement prior to the Closing Date, and CHI shall have received a certificate signed on behalf of Consorteum by an officer of Consorteum to such effect.

         Section 3.3.3 AGREEMENTS OF CONSORTEUM AND CONSORTEUM STOCKHOLDERS. CHI shall have received documentary evidence satisfactory to CHI and its counsel that Consorteum and the Consorteum Stockholders have complied with all of the conditions listed in section 1.2 of this Agreement.

                                   ARTICLE IV

                             POST-CLOSING COVENANTS

         Section 4.1 TRANSFER OF EXISTING BUSINESS. Within thirty (30) days of the Closing, CHI will assign all assets and liabilities of its current operating business to another entity unaffiliated with CHI or Consorteum.

         Section 4.2 FURTHER ASSURANCES. Each party hereby covenants to and with all other parties that, from time to time after the Closing of the Exchange Transaction, at any party's reasonable request, any other party will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered such further acts, conveyances, transfers, assignments, powers of attorney and assurances as the requesting party may require to effectuate the intentions of the parties under this Agreement and the Exchange Transaction.

                                    ARTICLE V

                                  MISCELLANEOUS

         Section 5.1 EXPENSES. Each party shall pay its own expenses incidental to the preparation of this Agreement and the consummation of the Transaction and other transactions contemplated by this Agreement; PROVIDED, HOWEVER, THAT Consorteum shall have deposited the Payment with Fox as provided in Section 1.2 of this Agreement prior to the Closing to be used for payment of obligations of CHI.

         Section 5.2 CONTENTS OF AGREEMENT; AMENDMENT; PARTIES IN INTEREST; ETC. This Agreement, the attached exhibits, including the Disclosure Schedules of the respective parties hereto, attached hereto or subsequently delivered to the other parties sets forth the entire understanding of the parties with respect to the transactions contemplated by this Agreement. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are terminated, null and void, and are superseded by this Agreement. This Agreement shall not be amended or modified except by written instrument duly executed by CHI, Consorteum and the Consorteum Stockholders.

         Section 5.3 ASSIGNMENTS AND BINDING EFFECT. This Agreement may not be assigned prior to the Closing by any party without the prior written consent of all of the other parties hereto. Any such assignment or purported assignment shall be null and void and shall result in the termination of this Agreement.

         Section 5.4 WAIVER. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

         Section 5.5 NOTICES. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by overnight courier, delivery charges prepaid, or by registered or certified mail, postage prepaid, or by facsimile transmission, confirmation received, as follows: If to Consorteum or the Consorteum Stockholders: c/o Mr. Craig Fielding, President and CEO, 12-351 Steelcase Road West, Markham, Ontario Canada L3R 4H9, e-mail cfielding@consorteum.com, with a copy by facsimile to William Bateman, Esq, Suite 550, 141 Adelaide Street West, Toronto M5H 3L5, Fax:
1-416-304-0669, e-mail bbateman@kbblaw.com If to CHI c/o Richard C. Fox, 131

Court Street, Unit 11, Exeter, New Hampshire 03833 with a copy to Sol V. Slotnik, P.C. 11 East 44th Street-19th Floor, New York, New York 10017 Attn: Sol
V. Slotnik, Esq. Facsimile (212) 986-2399, or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communications will be deemed to have been given as of the date personally delivered or sent by facsimile, the next business day if sent by overnight courier, and the third business day if mailed, excluding the day of mailing.

         Section 5.6 GOVERNING LAW; JURISDICTION; VENUE; WAIVER OF JURY TRIAL.
(a) GOVERNING LAW. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Nevada without giving effect to any applicable principles of conflicts of law.

         (b) JURISDICTION AND VENUE. Each party to the Agreement irrevocably agrees that any legal action or proceeding with respect to the Agreement may be brought by any other party hereto or its successors in the courts of the State of Nevada, and each party hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the non-exclusive jurisdiction of the aforesaid courts. Each party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to the Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 4.6, and (ii) to the fullest extent permitted by applicable law, that (1) the suit, action or proceeding in any such court is brought in an inconvenient forum, (2) the venue of such suit, action or proceeding is improper and (3) the Agreement, may not be enforced in or by such courts.

         (c) WAIVER OF JURY TRIAL. EACH PARTY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION TO ENFORCE OR DEFEND ANY RIGHT, OBLIGATION OR CLAIM UNDER THE AGREEMENT AND AGREES THAT ANY ACTION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY, WHETHER SUCH RIGHT, OBLIGATION OR CLAIM ARISES BY WAY OF CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR IN ANY OTHER FORM OF PLEADING OR PROCEDURE.

         Section 5.7 NO BENEFIT TO OTHERS. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto, and all parties expressly disclaim any and all third party benefits or the intention to create any third party benefits under this Agreement.

         Section 5.8 SECTION HEADINGS. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

        Section 5.9 SCHEDULES AND EXHIBITS. All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement and are incorporated herein by reference.

         Section 5.10 SEVERABILITY. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions.

         Section 5.11 MULTIPLE COUNTERPARTS; FACSIMILE. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by all of the parties hereto. This Agreement may be signed in any number of counterparts or by facsimile signature, each of which shall be an original, with the same effect as if all signatures were on the same instrument and were original signatures.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement to be effective as of the date first above written.


                            CONSORTEUM HOLDINGS, INC.

                             By: /s/ Richard C. Fox
                                ----------------------------------
                                 Mr. Richard C. Fox, President and CEO


                            CONSORTEUM, INC.,
                            an Ontario corporation

                             By: /s/ Craig Fielding
                                 --------------------------------
                                 Mr. Craig Fielding, President and CEO


                          THE CONSORTEUM STOCKHOLDERS:

                             [Names to be provided]

                             By: /s/ Craig Fielding
                                 --------------------------
                                 Craig Fielding POA

                                   SCHEDULE A


Names, addresses and list of shares of Consorteum owned by Consorteum
Stockholders


Exhibit A-- Form of Consorteum Stockholder Consents


DISCLOSURE SCHEDULES [TO BE SUPPLIED]


SIGNATURE PAGE FOR AGREEMENT AND PLAN OF EXCHANGE AMONG CONSORTEUM HOLDINGS, INC., CONSORTEUM, INC. AND THE CONSORTEUM STOCKHOLDERS LISTED ON SCHEDULE A HERETO.